Exhibit 99.1

AT VITAL IMAGES:	AT PADILLA SPEER BEARDSLEY:
Gregory S. Furness	Nancy A. Johnson/Marian Briggs
Chief Financial Officer	(612) 455-1700
(763) 852-4100	njohnson@psbpr.com/mbriggs@psbpr.com
www.vitalimages.com

FOR IMMEDIATE RELEASE

VITAL IMAGES EXTENDS MARKETING AND DISTRIBUTION AGREEMENT

WITH TOSHIBA MEDICAL SYSTEMS CORPORATION

Companies Call U.S. and International Partnership Mutually Productive with Strong Potential

Minneapolis, December 15, 2003—Vital Images, Inc. (NASDAQ: VTAL), a medical imaging software company, has renewed its U.S. and international marketing and distribution agreement with Toshiba Medical Systems Corporation (Toshiba), headquartered in Tochigi, Japan.  As under the previous agreement, Toshiba will offer Vital Images’ Vitrea® 2 software through its subsidiaries and distributors in more than 50 nations in North and South America, Europe, the Middle East, Africa, Australia and Asia, except Japan.  Since 2000, Toshiba has been offering Vitrea software as the 3D medical imaging product of choice to customers purchasing Toshiba’s Aquilion™ and AsteonTM CT scanners.

“Together, Vital Images and Toshiba have benefited from this partnership, and we are excited about its future prospects,” said Jay D. Miller, Vital Images president and chief executive officer.  “More and more hospitals and imaging centers are adopting high-end 16-slice CT scanners, and Toshiba has been gaining share in this fast-growing market.  Vitrea is a strong complement to Toshiba’s Aquilion technology.   As physicians increasingly use 16-slice scanners that produce an enormous volume of images per study, fast and easy-to-use 3D imaging software has become a necessity to optimize workflow and clinical benefits.”

“Vitrea, in concert with our Aquilion CT scanners, produces images of exceptional quality and clarity,” said Toshihiro Rifu, senior manager, CT and Nuclear Medicine Department, Toshiba Medical Systems Corporation.  “Our physician customers see our scanners and Vitrea as complementary technologies that make them more productive and better diagnosticians.”  The Toshiba Aquilion CT scanner recently received the prestigious 2003 Frost & Sullivan Medical Imaging Product of the Year Award.

The new agreement includes a minimum worldwide revenue commitment from Toshiba of approximately $7.7 million and is effective through December 31, 2004.  It can be renewed with the mutual consent of Vital Images and Toshiba.

For the first nine months of 2003, Toshiba contributed revenue of $9.8 million, or 45 percent of revenue, compared with $5.5 million, or 37 percent of revenue, for the first nine months of 2002.  Vital Images expects to announce its results for the fourth quarter and year ended December 31, 2003, in early February 2004.

About Toshiba Medical Systems Corporation

Toshiba Medical Systems Corporation is one of the world’s leading diagnostic imaging manufacturers.  The expanding Toshiba Medical Systems Group operates in more than 80 countries with the goal of establishing a strong global business while lending strong support to the advancement of medicine worldwide.  The

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Vital Images

December 1, 2003

company’s vision is to provide solutions to the medical profession that help save patients’ lives while offering reliable products with a long service life.  Press releases, examples of their medical solution and other corporate information are available on Toshiba Corporation’s Web site at www.toshiba.com.

About Vital Images

Vital Images is a leading provider of 3D imaging software for use in disease screening applications, clinical diagnosis and therapy planning. The company’s technology utilizes high-speed volume visualization and analysis, as well as network communications based on DICOM and Internet protocols. Vital Images cost effectively brings 3D visualization and analysis into the day-to-day practice of medicine. Press releases, examples of 3D medical imaging and other corporate information are available on Vital Images’ Web site at www.vitalimages.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties which could cause results to differ materially from those projected, including dependence on market growth, the timely availability and acceptance of new products, the impact of competitive products and pricing, dependence on major customers, fluctuations in quarterly results, third-party reimbursement, the availability of capital and other risks detailed from time to time in Vital Images’ SEC reports, including its most recent report on Form 10-K for the year ended December 31, 2002, and its Form 10-Qs for the quarters ended March 31, June 30, and September 30, 2003.

Vitrea® is a registered trademark of Vital Images, Inc.

Vital Images disclaims any proprietary interest in the marks and names of others.

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